Exhibit (c)(8)

Project Fusion Preliminary Discussion Materials July 16, 2014 Confidential Presentation

Table of Contents Agenda Overview of Potential Transactions and Base Case Analysis Trading Implications Appendix Additional Supporting Materials

Overview of Potential Transactions and Base Case Analysis

Structural Consolidation is Expected to Positively Impact a Number of Key Factors Investors receive initial dividend “bump” and visible 10% growth in the medium term 10% dividend growth “best-in-class” among large cap C-Corp peers Lowers cost of capital of overall corporate family Provides more valuable acquisition currency 5 years of visible coverage provides funds for general corporate purposes Dilutes percentage of oil production contribution From ~17% in KMP, to ~14% in pro forma KMI(1) Creates a single “credit family” by eliminating subordination Cost of Capital Coverage Growth Prospects CO2 Considerations Credit Enhancement  Calculated as CO2 Oil Production EBITDA divided by total 2014E segment earnings. 1

Preliminary Assumptions Base Case: KMI purchases all of the publicly owned equity in KMP / EPB at a 10% premia on 1/1/15 (KMR purchased at KMP purchase price) All share / unit prices as of 7/14/2014 KMI price: $35.97 Prices: KMP: $80.79 / KMR: $77.48 / EPB: $35.74 Acquisition Prices: KMP: $88.87 / KMR: $88.87 / EPB: $39.31 Assumes year-end 2014 share counts Assumes KMI finances the KMP and EPB acquisitions with ~88% equity / ~12% debt and assumes outstanding KMP and EPB debt $4.0 billion of new acquisition debt, issued at a 4.75% interest rate Assumes $200 million of transaction expenses, assumed paid for with debt (4.75%) Assumes KMI finances the KMR acquisition with 100% equity Assumes KMI steps-up the value of the assets at KMP and EPB for tax purposes Step-up calculated based on 8/8ths value of KMP and EPB units plus debt outstanding, multiplied by percentage of common units owned by the public. Purchase of KMR does not receive tax step-up Tax basis of KMP and EPB asset step-up reduced by $3.0 billion Asset values attributable to KMI’s current ownership in KMP and EPB retain current inside basis plus basis for 2014 growth capex Annual tax depreciation on asset step-up calculated using a straight-line ~13.7-Year schedule (2) Annual tax depreciation on growth and maintenance capex and current inside basis calculated using a 15-Year MACRs schedule EPC EBITDA and related maintenance capex split into Citrus and NGPL cash flows and shielded 80% Plantation dividends of $60 million and shielded 70% $4 million of KMI sustaining capex, 100% expensed for tax purposes Includes $360 million per year of remedial income for tax purposes Assumes 36.5% tax rate Assumptions (1)  Source: Management estimates. Assumes approximately 13.7 years of depreciable life, which is the average life of the various components that make-up the depreciable base. The actual depreciable life will vary when the depreciable base allocation is completed. 2

Preliminary Assumptions (Cont’d) Assumes 2015 – 2023 KMP / EPB debt maturities are refinanced at KMI KMI targets a $2.00 2015 dividend and a 10% growth rate through 2020 (excess cash used to repay debt) KMI funds growth capex with $4.0 billion in aggregate equity issuance from 2016 – 2017 and funds the remaining growth capex with debt, subsequently 2017 equity issuance reduced by ~$260 million of monies not paid out due to warrant dilution Debt issuance assumes 4.75% interest rate (rate steps up to 5.75% over time) Assumes $20 million in savings of public company expenses due to consolidation Assumes pro forma KMI warrant conversion into ~68 million KMI shares calculated assuming 298 million warrants outstanding with a strike price of $40.00 and KMI share price at conversion of $51.87 (4.5% yield) Assumptions (1)  Source: Management estimates. 3

Confidential

Preliminary Sources & Uses

KMP

($ in millions)

Sources:	
KMI Shares	$24,321
New KMI Debt	3,339
Assumed KMP Debt	22,201
Total Sources:	**$49,861**
Uses:	
Purchase KMP Equity	$27,660
Existing KMP Debt	22,201
Total Uses:	**$49,861**
KMP Public Units Out. (mm units)	311.2

KMR

($ in millions)

Sources:	
KMI Shares	$10,530
New KMI Debt	-
Assumed KMR Debt	-
Total Sources:	**$10,530**
Uses:	
Purchase KMR Equity	$10,530
Existing KMR Debt	-
Total Uses:	**$10,530**
KMR Public Shares Out. (mm shares)	118.5

EPB

($ in millions)

Sources:	
KMI Shares	$4,811
New KMI Debt	661
Assumed EPB Debt	4,764
Total Sources:	**$10,236**
Uses:	
Purchase EPB Equity	$5,472
Existing EPB Debt	4,764
Total Uses:	**$10,236**
EPB Public Units Out. (mm units)	139.2

KMI Ownership

Status Quo

(Shares in millions)

	Share Count	% Ownership
Rich Kinder	243	23%
Other Insiders [4]	124	12%
Current KMI Public	669	65%
Total[1]	1,036	100%

Pro Forma

(Shares in millions)

	Share Count	% Ownership
Rich Kinder	245	11%
Other Insiders [4]	124	6%
KMP / KMR Owned by Insiders [1] [5]	6	0%
EPB Owned by Insiders [1] [5]	0	0%
Total Insider Ownership [2]	*375*	*18%*
Current KMI Public	669	31%
KMP Public Unitholders	670	31%
KMR Public Unitholders	291	14%
EPB Public Unitholders	133	6%
Total [3]	2,139	100%

1. *Assumes KMP, KMR and EPB units owned by insiders will be converted into KMI shares.*
2. *Assumes that all EPB and KMP directors remain insiders.*
3. *Total shares outstanding at year-end 2014. Does not include warrant dilution.*
4. *Per KMI 2014 proxy, excludes 8.8mm shares held by entities indirectly controlled by Mr. Sarofim; includes 5.1mm restricted shares issued to management.*
5. *Per KMI 2014 proxy and KMP and EPB 2013 10-Ks. Excludes 4.6mm KMP units held in entities indirectly controlled by Mr. Sarofim and/or advisory/managed accounts over which Mr. Sarofim or entities controlled by him have shared voting and/or dispositive powers.*

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Pro Forma Consequences – $4.0bn acquisition debt Pro Forma Consequences (1)(2)  Assumes 4.60% yield. Assumes 4.50% yield. Calculated as 2014 interest expense at KMP and EPB; KMP and EPB debt maturities are refinanced in future periods at pro forma KMI at 4.75% (rate steps up to 5.75% over time). Per management guidance. KMI Price: $35.97 KMP acquisition price = $88.87 KMR acquisition price = $88.87 EPB acquisition price = $39.31 5 ($ in millions) 2015 2016 2017 2018 2019 2020 2021 2022 2023 2015 2016 2017 2018 2019 2020 2021 2022 2023 KMP LP Unit Distributions $257 $273 $285 $307 $313 $322 $331 $341 $350 $0 $0 $0 $0 $0 $0 $0 $0 $0 KMP GP Cash Flows 2,173 2,497 2,791 3,205 3,411 3,627 3,855 4,096 4,352 - - - - - - - - - EPB LP Unit Distributions 241 241 253 258 267 275 283 292 300 - - - - - - - - - EPB GP Cash Flows 239 247 290 306 335 363 394 425 459 - - - - - - - - - KMP / EPB EBITDA - - - - - - - - - 7,741 8,680 9,573 10,985 11,537 12,117 12,726 13,365 14,036 Cash From Citrus (4) 161 142 154 154 154 154 154 154 154 161 142 154 154 154 154 154 154 154 Cash From NGPL (4) (1) 1 (0) (0) (0) (0) (0) (0) (0) (1) 1 (0) (0) (0) (0) (0) (0) (0) Cash from Plantation (4) - - - - - - - - - 60 60 60 60 60 60 60 60 60 Citrus Maintenance Capex - - - - - - - - - - - - - - - - - - KMI Sustaining Capex (4) (4) (4) (4) (4) (4) (4) (4) (4) (4) (4) (4) (4) (4) (4) (4) (4) (4) Synergies - - - - - - - - - 20 20 20 20 20 20 20 20 20 KMP / EPB Maintenance Capital - - - - - - - - - (501) (513) (525) (538) (552) (580) (609) (639) (671) KMP / EPB Other - - - - - - - - - (88) (109) (113) (117) (117) (117) (117) (117) (117) KMI G&A (32) (33) (34) (35) (35) (35) (35) (35) (35) (32) (33) (34) (35) (35) (35) (35) (35) (35) Existing KMI Interest Expense (509) (540) (612) (616) (616) (616) (616) (616) (616) (509) (540) (612) (616) (616) (616) (616) (616) (616) Existing KMP / EPB Interest Expense (3) - - - - - - - - - (1,292) (1,307) (1,319) (1,320) (1,337) (1,350) (1,363) (1,384) (1,400) Interest Expense from Acquisitions - - - - - - - - - (200) (200) (200) (200) (200) (200) (200) (200) (200) Interest Expense from Growth Capex - - - - - - - - - (108) (370) (622) (827) (970) (1,101) (1,251) (1,409) (1,575) Cash Taxes (619) (709) (933) (1,222) (1,311) (1,403) (1,501) (1,604) (1,713) (403) (373) (376) (723) (838) (970) (1,087) (1,192) (1,292) Cash Flows Available for Dividends $1,908 $2,115 $2,189 $2,352 $2,513 $2,682 $2,860 $3,048 $3,247 $4,844 $5,455 $6,001 $6,839 $7,102 $7,378 $7,677 $8,003 $8,359 Coverage - - - - - - - - - 507 536 472 757 412 19 - - - Distributed Cash Flow $1,908 $2,115 $2,189 $2,352 $2,513 $2,682 $2,860 $3,048 $3,247 $4,337 $4,919 $5,529 $6,082 $6,690 $7,359 $7,677 $8,003 $8,359 Shares Outstanding (including warrants) 1,036.3 1,059.5 1,059.5 1,060.9 1,060.9 1,060.9 1,060.9 1,060.9 1,060.9 2,168.7 2,235.9 2,284.6 2,284.6 2,284.6 2,284.6 2,284.6 2,284.6 2,284.6 Dividend per Share, including warrants $1.84 $2.00 $2.07 $2.22 $2.37 $2.53 $2.70 $2.87 $3.06 $2.00 $2.20 $2.42 $2.66 $2.93 $3.22 $3.36 $3.50 $3.66 Accretion / (Dilution) - $ $0.16 $0.20 $0.35 $0.44 $0.56 $0.69 $0.66 $0.63 $0.60 Accretion / (Dilution) - % 8.7% 10.2% 17.1% 20.1% 23.6% 27.4% 24.6% 21.9% 19.6% % Growth 8.4% 3.5% 7.3% 6.8% 6.7% 6.6% 6.6% 6.5% 10.0% 10.0% 10.0% 10.0% 10.0% 4.3% 4.2% 4.5% 2015 - 2018 CAGR 6.4% 10.0% 2018 - 2023 CAGR 6.7% 6.6% Dividend per Share, excluding warrants $1.84 $2.04 $2.12 $2.27 $2.43 $2.59 $2.76 $2.94 $3.13 $2.03 $2.25 $2.49 $2.74 $3.02 $3.32 $3.46 $3.61 $3.77 Accretion / (Dilution) - $ $0.19 $0.21 $0.38 $0.47 $0.59 $0.73 $0.70 $0.67 $0.64 Accretion / (Dilution) - % 10.2% 10.5% 17.9% 20.9% 24.5% 28.3% 25.5% 22.7% 20.4% % Growth 10.9% 3.7% 7.3% 6.8% 6.7% 6.6% 6.6% 6.5% 11.2% 10.6% 10.0% 10.0% 10.0% 4.3% 4.2% 4.5% 2015 - 2018 CAGR 7.2% 10.6% 2018 - 2023 CAGR 6.7% 6.6% Debt & Credit Statistics 100% Consolidated Debt $39,672 $45,059 $48,916 $49,816 $50,826 $51,818 $52,785 $53,719 $54,611 $45,213 $50,152 $54,547 $57,603 $59,626 $62,164 $64,849 $67,669 $70,629 100% Consolidated Debt / 100% Consolidated EBITDA 4.96 x 5.06 x 4.98 x 4.44 x 4.32 x 4.19 x 4.07 x 3.95 x 3.83 x 5.64 x 5.62 x 5.55 x 5.12 x 5.05 x 5.02 x 4.99 x 4.97 x 4.94 x Moody's Adj. Debt / Distributions + Other EBITDA 5.66 x 5.42 x 5.00 x 4.49 x 4.26 x 4.04 x 3.83 x 3.64 x 3.45 x 5.99 x 5.93 x 5.83 x 5.38 x 5.30 x 5.26 x 5.22 x 5.18 x 5.14 x Other Statistics Total Growth Capex - - - - - - - - - $4,639 $7,136 $6,425 $3,703 $2,435 $2,557 $2,685 $2,819 $2,960 Equity Issued - - - - - - - - - - $2,000 $1,780 - - - - - - Change in Debt $3,056 $5,387 $3,857 $900 $1,010 $992 $967 $934 $892 NA $4,940 $4,395 $3,056 $2,023 $2,538 $2,685 $2,819 $2,960

Sensitivity Analysis to Premiums Sensitivity Analysis(2) Sensitivity to premium paid to KMP, EPB and KMR(1)  Assumes KMP and KMR at equal unit prices. Assumes a 4.50% yield. 6 Implied Unit Prices Cash Coverage 2020E KMP / KMR EPB 2015 2016 2017 2018 2019 2020 Cumm. Dividend / Share 10.0% $88.87 $39.31 $507 $536 $472 $757 # $412 $19 $2,703 $3.22 11.0% $89.68 $39.67 $493 $518 $452 $733 # $385 $0 $2,581 $3.22 12.0% $90.48 $40.03 $479 $501 $432 $710 # $357 $0 $2,479 $3.20 13.0% $91.29 $40.39 $464 $484 $412 $686 # $330 $0 $2,376 $3.19 14.0% $92.10 $40.74 $450 $467 $391 $663 # $302 $0 $2,273 $3.18 15.0% $92.91 $41.10 $436 $450 $371 $639 # $274 $0 $2,171 $3.16 Premium 7/14/2014 Share / Unit Prices KMI $35.97 KMP $80.79 KMR $77.48 EPB $35.74

Confidential

Preliminary Has-Gets Analysis

KMP

	2015	2016	2017	2018	2019
KMP Status Quo (Value)					
Expected Distribution	$5.83	$6.18	$6.46	$6.96	$7.09
Assumed Yield [1]	6.91%	6.91%	6.91%	6.91%	6.91%
Implied Unit Price	$84.41	$89.48	$93.53	$100.77	$102.58
KMP Pro Forma (Value)					
KMP Public Units Outstanding	311.2	311.2	311.2	311.2	311.2
KMI Share Issued	676.1	676.1	676.1	676.1	676.1
Adjusted Exchange Ratio [2]	2.1724	2.1724	2.1724	2.1724	2.1724
KMI Pro Forma Dividend	$2.00	$2.20	$2.42	$2.66	$2.93
Assumed Pro Forma KMI Yield	4.50%	4.50%	4.50%	4.50%	4.50%
Implied Value of KMI Stock	$96.55	$106.20	$116.82	$128.51	$141.36
Cash Portion Received	$10.73	$10.73	$10.73	$10.73	$10.73
Total Value to KMP Unitholders	$107.28	$116.93	$127.55	$139.24	$152.09
Estimated Unitholder Taxes [3]	(12.15)	(12.15)	(12.15)	(12.15)	(12.15)
Total Value to KMP Unitholders (After-Taxes)	$95.13	$104.78	$115.40	$127.09	$139.94
Implied Value Uplift (Pre-tax)	$22.87	$27.46	$34.02	$38.47	$49.51
Implied % Uplift (Pre-tax)	*27%*	*31%*	*36%*	*38%*	*48%*
Implied Value Uplift (After-tax)	$10.72	$15.31	$21.87	$26.32	$37.36
Implied % Uplift (After-tax)	*13%*	*17%*	*23%*	*26%*	*36%*
Distribution Comparison					
KMP Status Quo Distribution	$5.83	$6.18	$6.46	$6.96	$7.09
% Equity Funded	88%	88%	88%	88%	88%
Adjusted KMP Distribution	$5.13	$5.43	$5.68	$6.12	$6.23
Pro Forma Dividend to KMP Unitholders	$4.34	$4.78	$5.26	$5.78	$6.36
Accretion / (Dilution) - $	($0.78)	($0.65)	($0.42)	($0.34)	$0.13
Accretion / (Dilution) - %	(15.2%)	(12.0%)	(7.4%)	(5.5%)	2.1%

EPB

	2015	2016	2017	2018	2019
EPB Status Quo (Value)					
Expected Distribution	$2.60	$2.60	$2.73	$2.78	$2.87
Assumed Yield [1]	7.27%	7.27%	7.27%	7.27%	7.27%
Implied Unit Price	$35.74	$35.74	$37.53	$38.21	$39.52
EPB Pro Forma (Value)					
EPB Public Units Outstanding	139.2	139.2	139.2	139.2	139.2
KMI Share Issued	133.8	133.8	133.8	133.8	133.8
Adjusted Exchange Ratio [2]	0.9610	0.9610	0.9610	0.9610	0.9610
KMI Pro Forma Dividend	$2.00	$2.20	$2.42	$2.66	$2.93
Assumed Pro Forma KMI Yield	4.50%	4.50%	4.50%	4.50%	4.50%
Implied Value of KMI Stock	$42.71	$46.98	$51.68	$56.85	$62.53
Cash Portion Received	$4.75	$4.75	$4.75	$4.75	$4.75
Total Value to EPB Unitholders	$47.46	$51.73	$56.43	$61.60	$67.28
Estimated Unitholder Taxes [3]	(3.00)	(3.00)	(3.00)	(3.00)	(3.00)
Total Value to EPB Unitholders (After-Taxes)	$44.46	$48.73	$53.43	$58.60	$64.28
Implied Value Uplift (Pre-tax)	$11.72	$15.99	$18.90	$23.38	$27.76
Implied % Uplift (Pre-tax)	*33%*	*45%*	*50%*	*61%*	*70%*
Implied Value Uplift (After-tax)	$8.72	$12.99	$15.90	$20.38	$24.76
Implied % Uplift (After-tax)	*24%*	*36%*	*42%*	*53%*	*63%*
Distribution Comparison					
EPB Status Quo Distribution	$2.60	$2.60	$2.73	$2.78	$2.87
% Equity Funded	88%	88%	88%	88%	88%
Adjusted EPB Distribution	$2.29	$2.29	$2.40	$2.44	$2.53
Pro Forma Dividend to EPB Unitholders	$1.92	$2.11	$2.33	$2.56	$2.81
Accretion / (Dilution) - $	($0.36)	($0.17)	($0.07)	$0.11	$0.29
Accretion / (Dilution) - %	(15.9%)	(7.5%)	(3.1%)	4.7%	11.3%

Source: Per management.

1. *Calculated as 2014 distribution guidance of $5.58 for KMP/$2.60 for EPB divided by current unit prices of $80.79 for KMP/$35.74 for EPB.*
2. *Calculated by dividing the number of KMI shares issued to KMP unit holders by the number of KMP units outstanding.*
3. *Approximate calculation for an average unit holder. Actual gain could be more or less. Assumes passive losses have not been utilized and can be utilized on the sale to offset ordinary income. Assumes individual tax rate of 35% for ordinary income and 22% for capital gains for illustrative purposes. If the maximum federal rates of 40.5% for ordinary income, and 23.8% for capital gains are used, taxes would be $13.55 and $3.37 for KMP and EPB, respectively.*

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Trading Implications

KMI Historical Trading vs. GPs KMI Yield vs. GP Comparables(1) (2)  Per Factset. Per Factset. Shown as average yield of the following comps: ETE, OKE, PAGP, SE, TRGP, WGP and WMB. KMI Yield vs. GP Comparables (Index) KMI: 4.67% KMI: 4.67% Comps: 2.66% WMB: 3.84% OKE: 3.36% SE: 3.13% ETE: 2.50% PAGP: 2.27% TRGP: 1.85% WGP: 1.69% KMI has underperformed since late 2012 vs. the GP universe 8

Comparable Midstream Companies Summary Comparison Note: Market data as of 7/14/2014, estimates per Wall Street research. Pro forma for Williams’ acquisition of GIP’s GP and LP interests in Access Midstream Partners. Dividend yield shown for WMB. Current yield as announced for Q3 2014. KMI is pro forma transaction assuming 4.5% yield. Coverage is 2015E and estimated growth is 2015-2018. Assumed yield for KMI. (4) 9 ($ in millions, except per share data) EPD WMB (1)(2) PF KMI (3) Implied Market Capitalization $72,986 $43,542 $95,061 Implied Enterprise Value $90,588 $76,307 $135,877 Enterprise Value as multiple of EBITDA: 2015E 15.6x 14.8x 17.0x 2016E 14.4x 13.1x 15.2x 2017E 13.4x 11.9x 13.8x DCF Yield: 2015E 6.05% 4.22% 5.03% 2016E 6.56% 4.83% 5.49% 2017E 6.97% 5.57% 5.91% Current Yield 3.71% 3.84% 4.50% 4Q14 Annualized Yield 3.82% 3.91% NA 1Q15 Annualized Yield 3.88% 3.99% NA 2014E Forecasted Coverage 1.5x 1.1x 1.1x Expected Dividend Growth (2014-2017) 6.3% 18.4% 10.0%

Other C-Corp Comparables Comparable Company Data Note: All data shown in US dollars and per FactSet. Calculated as dividend per share divided by adjusted EPS per FactSet. TRP FCF (2013A USD): ($741mm); Dividends (2013A USD): $1,224mm. ENB FCF (2013A USD): ($4,606mm); Dividends (2013A USD): $956mm. DUK FCF (2013A USD): $856mm; Dividends (2013A USD): $2,192mm. 10 Enterprise Value$61,577$73,539$90,761 Equity Value$35,006$39,657$50,931 Enterprise Value / FY1 EBITDA12.4x16.0x10.2x LQA Yield3.62%2.75%4.45% Historical Dividend Growth Rate (2003 - Current)5.4%11.7%(0.3%) Projected Dividend Growth Rate (2014 - 2016)5.9%9.4%2.4% 2013 Payout Ratio (1)82%71%71% 2013 Dividends / Free Cash Flow (2) NM NM 256%

Confidential

Comparison of PF KMI vs. S&P 500 High Dividend Stocks

- KMI would stand out in the S&P 500 due to its high dividend and dividend growth rate
- Based on current market conditions and pro forma metrics of the proposed combined company, it is our view that the pro forma combined company will trade at a 4.50% yield or below [3]

Overview[1]

Company Name	Industry	Market Cap	LQA Dividend Yield	2014 - 2016 Dividend Growth	EV / 2014 EBITDA Multiple
PF KMI [2]	Oil & Gas Midstream	$95,061	4.50%	10.0%	17.0x
General Electric Company	Industrial Conglomerates	$268,694	3.30%	8.7%	18.4x
Chevron Corporation	Integrated Oil	$244,982	3.31%	5.0%	4.9x
Procter & Gamble Company	Household/Personal Care	$220,671	3.17%	6.9%	12.5x
Pfizer Inc.	Pharmaceuticals: Major	$192,255	3.44%	4.8%	8.8x
Philip Morris International Inc.	Tobacco	$135,346	4.37%	4.9%	12.1x
Cisco Systems, Inc.	Computer Communications	$130,398	2.99%	9.9%	6.6x
McDonald's Corporation	Restaurants	$99,351	3.22%	7.6%	10.5x
Altria Group, Inc.	Tobacco	$86,113	4.43%	7.4%	12.0x
Simon Property Group, Inc.	Real Estate Investment Trusts	$52,630	3.07%	6.6%	19.2x
Lockheed Martin Corporation	Aerospace & Defense	$51,190	3.29%	14.9%	8.4x

Source: FactSet.

1. *Companies shown meet the following criteria: in S&P 500, market cap > $40 billion, LQA dividend > ~3%, 2014 – 2016 dividend growth > ~5%.*
2. *KMI data shown at beginning-year 2015 pro forma for KMP / KMR / EPB acquisitions. Dividend growth is shown from 2015 – 2017. EV / EBITDA multiple is shown as a multiple of 2015 EBITDA.*
3. *Barclays does not render formal opinions or assurances regarding future trading values.*

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Pro Forma Yield Comparison Relative to large and mid cap partnerships with similar distribution growth rates, pro forma KMI would offer an attractive yield Comparison 12 Expected Distribution Current Growth Rate Yield Magellan Midstream Partners 13.0% 2.9% Western Gas Partners 12.0% 3.3% Combined Access / Williams Partners 11.0% 3.7% Plains All American Pipeline 10.0% 4.3% Targa Resources Partners 8.0% 4.5% EnLink Midstream Partners 8.0% 4.5% Spectra Energy Partners 7.0% 4.2% Pro Forma KMI - Expected 10.0% 4.5%

Appendix

Additional Supporting Materials

Summary Assumptions for Years 2019 - 2023 KMP: Assumes annual KMP EBITDA growth of 5% (2% baseline EBITDA growth and 3% EBITDA growth funded by growth capex) Maintenance capex assumed to be 5% of EBITDA EBITDA growth from capex assumed at a 7.0x investment multiple Growth capex is funded with 50% equity / 50% debt EPB: Assumes annual EPB EBITDA growth of 5% (2% baseline EBITDA growth and 3% EBITDA growth funded by growth capex) Maintenance capex assumed to be 3.25% of EBITDA EBITDA growth from capex assumed at a 7.0x investment multiple Growth capex is funded with 50% equity / 50% debt KMI: KMP and EPB growth in LP distributions / GP cash flow per current ownership structure Assumes no debt / equity is issued at KMI Assumes a ~35% tax rate on cash flows Standalone 2019 – 2023 Assumptions (1)  Source: Management estimates. 13

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